                              EMPLOYMENT AGREEMENT

          THIS AGREEMENT, effective as of November 8, 2005 (the "Effective
Date"), but subject to the approval of the Committee (as defined below), is made by and between Coach, Inc., a Maryland corporation (the "Company") and Michael
F. Devine III (the "Executive").

                                    RECITALS:

          A. It is the desire of the Company to assure itself of the services of the Executive by engaging the Executive as its Senior Vice President and Chief
Financial Officer.

          B. The Executive desires to commit himself to serve the Company on the terms herein provided.

          NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

          1. Certain Definitions

               (a) "Affiliate" shall mean with respect to any Person, any other
     Person directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with, such Person. For purposes of this Section 1(a), "control" shall have the meaning given such term under Rule 405 of the Securities Act of 1933, as amended.

               (b) "Annual Base Salary" shall have the meaning set forth in
     Section 5(a).

               (c) "Board" shall mean the Board of Directors of the Company.

               (d) "Bonus" shall have the meaning set forth in Section 5(b).

               (e) The Company shall have "Cause" to terminate the Executive's employment upon (i) the Executive's failure to attempt in good faith to substantially perform the duties as Senior Vice President and Chief
     Financial Officer (other than any such failure resulting from the
     Executive's physical or mental incapacity) which is not remedied within 30 days after receipt of written notice from the Company specifying such failure; (ii) the Executive's failure to attempt in good faith to carry out, or comply with, in any material respect any lawful and reasonable directive of the Company's Chief Executive Officer or President and Chief
     Operating Officer which is not remedied within 30 days after receipt of written notice from the Company specifying such failure; (iii) the
     Executive's commission at any time of any act or omission that results in, or may reasonably be expected to result in, a conviction, plea of no contest, or imposition of unadjudicated probation for any felony (or any other crime involving fraud, embezzlement, material misconduct or misappropriation having a material adverse impact on the Company); (iv) the
     Executive's unlawful use (including being under the influence) or possession of illegal drugs on the Company's premises or while performing the Executive's duties and responsibilities; or (v) the Executive's willful commission at

     any time of any act of fraud, embezzlement, misappropriation, misconduct, or breach of fiduciary duty against the Company (or any predecessor thereto or successor thereof) having a material adverse impact on the Company.

               (f) "Change in Control" shall occur when:

                    (i) A Person (which term, when used in this Section 1(f),
          shall not include the Company, any underwriter temporarily holding securities pursuant to an offering of such securities, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any Company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Voting Stock of the Company) is or becomes, without the prior consent of a majority of the Continuing Directors, the beneficial owner (as defined in Rule 13d-3 promulgated under the
          Securities Exchange Act of 1934, as amended), directly or indirectly, of Voting Stock representing, without the prior written consent of a majority of the Continuing Directors twenty percent (20%) (or, even with such prior consent, thirty-five percent (35%)) or more of the combined voting power of the Company's then outstanding securities; or

                    (ii) The Company consummates a reorganization, merger or
          consolidation of the Company (which prior to the date of such consummation has been approved by the Company's stockholders) or the
          Company sells, or otherwise disposes of, all or substantially all of the Company's property and assets (other than a reorganization, merger, consolidation or sale which would result in all or substantially all of the beneficial owners of the Voting Stock of the
          Company outstanding immediately prior thereto continuing to beneficially own, directly or indirectly (either by remaining outstanding or by being converted into voting securities of the resulting entity), more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such entity resulting from the transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company's property or assets, directly or indirectly) outstanding immediately after such transaction in substantially the same proportions relative to each other as their ownership immediately prior to such transaction), or the Company's stockholders approve a liquidation or dissolution of the Company; or

                    (iii) The individuals who are Continuing Directors of the
          Company (as defined below) cease for any reason to constitute at least a majority of the Board.

               (g) "Code" shall mean the Internal Revenue Code of 1986, as amended.

               (h) "Committee" shall mean the Human Resources and Corporate
     Governance Committee of the Board.

                                       2

               (i) "Common Stock" shall mean the $.01 par value common stock of the Company.

               (j) "Company" shall, except as otherwise provided in Section 9, have the meaning set forth in the preamble hereto.

               (k) "Competitive Business" shall mean any entity that, as of the date of the Executive's termination of employment, the Committee has designated in its sole discretion as an entity that competes with any of the businesses of the Company; provided, that (i) not more than 20 entities
     (which term "entities" shall include any subsidiaries, parent entities and other Affiliates thereof) shall be designated as Competitive Businesses at one time and (ii) such entities are the same 20 entities used for any list of competitive entities for any other arrangement with an executive of the
     Company; and, provided further, that subject to compliance with clauses (i)
     and (ii) of this definition, the Committee may change its designation of
     Competitive Businesses at any time that is not less than 90 days prior to the Executive's termination of employment upon written notice thereof to the Executive (and any such change within the 90 day period immediately preceding the Executive's termination of employment shall not be effective). The list of Competitive Businesses in effect as of the
     Effective Date is attached hereto as Exhibit A (which the parties acknowledge and agree may be changed by the Committee in accordance with the terms of the immediately preceding sentence).

               (l) "Continuing Director" means (i) any member of the Board
     (other than an employee of the Company) as of the Effective Date or (ii)
     any person who subsequently becomes a member of the Board (other than an employee of the Company) whose election or nomination for election to the
     Board is recommended by a majority of the Continuing Directors.

               (m) "Contract Year" shall mean (i) the period beginning on
     November 8, 2005 and ending on June 30, 2006 and (ii) each twelve-month period beginning on July 1, 2006 or any anniversary thereof.

               (n) "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death, the date of his death and (ii) if the Executive's employment is terminated pursuant to Section 6(a)(ii) -
     (vi), the date specified in the Notice of Termination (or if no such date is specified, the last day of the Executive's active employment with the
     Company).

               (o) "Disability" shall mean any mental or physical illness, condition, disability or incapacity which:

                    (i) Prevents the Executive from discharging substantially
          all of his essential job responsibilities and employment duties;

                    (ii) Shall be attested to in writing by a physician or a
          group of physicians selected by the Executive and acceptable to the
          Company; and

                                       3

                    (iii) Has prevented the Executive from so discharging his
          duties for any 180 days in any 365 day period.

     A Disability shall be deemed to have occurred on the 180th day in any such
     365 day period.

               (p) "Executive" shall have the meaning set forth in the preamble hereto.

               (q) "Extension Term" shall have the meaning set forth in Section
     2.

               (r) "Financial Gain" with respect to any specified period of time shall mean the sum of all (i) Retention Option Gains realized by the
     Executive during such period and (ii) Retention RSU Gains realized by the
     Executive during such period.

               (s) The Executive shall have "Good Reason" to resign his
     employment upon the occurrence of any of the following: (i) failure of the
     Company to continue the Executive in the position of Senior Vice President and Chief Financial Officer (or any other position not less senior to such position); (ii) a material diminution in the nature or scope of the
     Executive's responsibilities, duties or authority; (iii) relocation of the
     Company's executive offices more than 50 miles outside of New York, New
     York or relocation of Executive away from the executive offices; (iv)
     failure of the Company to timely make any material payment or provide any material benefit under this Agreement, or the Company's material reduction of any compensation, equity or benefits that the Executive is eligible to receive under this Agreement; or (v) the Company's material breach of this
     Agreement; provided, however, that notwithstanding the foregoing the
     Executive may not resign his employment for Good Reason unless: (x) the
     Executive provides the Company with at least 30 days prior written notice of his intent to resign for Good Reason (which notice is provided not later than the 60th day following the occurrence of the event constituting Good
     Reason) and (y) the Company does not remedy the alleged violation(s) within such 30-day period; and, provided, further, that Executive may resign his employment for Good Reason if in connection with any Change in Control the surviving entity does not assume this Agreement (or, with the written consent of the Executive, substitute a substantially identical agreement)
     with respect to the Executive in writing delivered to the Executive prior to, or as soon as reasonably practicable following, the occurrence of such
     Change in Control.

               (t) "Initial Term" shall have the meaning set forth in Section 2.

               (u) "Intellectual Property" shall have the meaning set forth in
     Section 9(f).

               (v) "Maximum Bonus" shall have the meaning set forth in Section
     5(b).

               (w) "Notice of Termination" shall have the meaning set forth in
     Section 6(b).

                                       4

               (x) "Option" shall mean an option to purchase Common Stock pursuant to any of the Stock Incentive Plans (or any other equity based compensation plan or agreement that may be adopted or entered into by the
     Company from time to time).

               (y) "Person" shall mean an individual, partnership, corporation, business trust, limited liability company, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

               (z) "Pro-Rata Bonus" shall have the meaning set forth in Section
     7(d).

               (aa) "Release" shall have the meaning set forth in Section 7(b).

               (bb) "Retention Option Gain" with respect to any specified period of time shall mean the product of (i) the number of shares of Common Stock purchased upon the exercise of any Retention Options during such period and
     (ii) the excess of (A) the fair market value per share of Common Stock as of the date of such exercise over (B) the exercise price per share of
     Common Stock subject to such Retention Options.

               (cc) "Retention Options" shall have the meaning set forth in
     Section 5(c).

               (dd) "Retention RSU Gain" with respect to any specified period of time shall mean the product of (i) the number of shares of Common Stock subject to Retention RSUs that first become vested during such period and
     (ii) the fair market value per share of Common Stock as of the date such
     Retention RSUs first become vested.

               (ee) "Retention RSUs" shall have the meaning set forth in Section
     5(d).

               (ff) "Section 409A" shall mean Section 409A of the Code and the
     Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date.

               (gg) "Severance Amount" shall have the meaning set forth in
     Section 7(b)(i).

               (hh) "Severance Commencement Date" shall mean the six-month anniversary of the Date of Termination.

               (ii) "Stock Incentive Plans" shall mean the Company's 2000 Stock
     Incentive Plan and the Company's 2004 Stock Incentive Plan, each as amended from time to time.

               (jj) "Target Bonus" shall have the meaning set forth in Section
     5(b).

               (kk) "Term" shall have the meaning set forth in Section 2.

                                       5

               (ll) "Voting Stock" means all capital stock of the Company which by its terms may be voted on all matters submitted to stockholders of the
     Company generally.

          2. Employment. The Company shall employ the Executive and the
Executive shall continue in the employ of the Company, for the period set forth in this Section 2, in the positions set forth in the first sentence of Section 3 and upon the other terms and conditions herein provided. The initial term of employment under this Agreement (the "Initial Term") shall be for the period beginning on the Effective Date and ending on June 30, 2010, unless earlier terminated as provided in Section 6. The Initial Term shall automatically be extended for successive one-year periods (each, an "Extension Term") unless either party hereto gives written notice of non-extension to the other no later than 180 days prior to the scheduled expiration of the Initial Term or the then applicable Extension Term (the Initial Term and any Extension Term shall be collectively referred to hereunder as the "Term").

          3. Position and Duties. The Executive shall serve as Senior Vice
President and Chief Financial Officer, reporting directly to the Company's
President and Chief Operating Officer, with such responsibilities, duties and authority as are customary for such role. The Executive shall devote all necessary business time and attention, and employ his reasonable best efforts, toward the fulfillment and execution of all assigned duties, and the satisfaction of defined annual and/or longer-term performance criteria.
Notwithstanding the foregoing, the Executive may manage his personal investments, be involved in charitable and professional activities (including serving on charitable and professional boards), and, with the consent of the
Board, serve on for profit boards of directors and advisory committees so long as such service does not materially interfere with Executive's obligations hereunder or violate Section 9 hereof.

          4. Place of Performance. In connection with his employment during the
Term, the Executive shall be based at the Company's offices in New York, New
York, except for necessary travel on the Company's business.

          5. Compensation and Related Matters

               (a) Annual Base Salary. Commencing September 1, 2005, the
     Executive shall receive a base salary at a rate of $500,000 per annum (the
     "Annual Base Salary"), paid in accordance with the Company's general payroll practices for executives, but no less frequently than monthly. No less frequently than annually during the Term, the Board and the Committee shall review the rate of Annual Base Salary payable to the Executive, and may, in their discretion, increase the rate of Annual Base Salary payable hereunder; provided, however, that any increased rate shall thereafter be the rate of "Annual Base Salary" hereunder.

               (b) Bonus. Except as otherwise provided for herein, with respect to each Contract Year on which the Executive is employed hereunder on the last day, the Executive shall be eligible to receive a bonus (the "Bonus"), as determined pursuant to the Coach, Inc. Performance-Based Annual
     Incentive Plan or another "qualified performance-based compensation" bonus plan that has been approved by the stockholders of the Company in accordance with the provisions for such approval under Code Section

                                       6

     162(m) and the regulations promulgated thereunder (collectively, the "Bonus
     Plan"), and on the basis of the Executive's or the Company's attainment of objective financial or other operating criteria established by the
     Committee in its sole discretion and in accordance with Code Section 162(m)
     and the regulations promulgated thereunder. With respect to each Contract
     Year (i) the Executive shall be eligible to receive a maximum Bonus (the
     "Maximum Bonus") in an amount equal to at least 75% of his Annual Base
     Salary and (ii) the Executive's target-level Bonus (the "Target Bonus")
     shall be equal to 75% of the amount of the Maximum Bonus. In addition, the
     Executive shall be eligible to participate in any other bonus plan or program that may be established by the Committee and that covers the
     Executive (even if such plan or program does not provide for qualified performance-based bonuses within the meaning of Code Section 162(m)).
     Notwithstanding anything to the contrary in the Bonus Plan, the parties acknowledge and agree that with respect to each Contract Year, the Company shall pay the Bonus to the Executive within the period required by Section
     409A such that it qualifies as a "short-term deferral" pursuant to Section
     1.409A-1(b)(4) of the Department of Treasury Regulations.

               (c) Stock Options

                    (i) During the Term, the Executive shall be eligible to be granted Options at such time(s) and in such amount(s) as may be determined by the Committee in its sole discretion; provided, that the
          Executive shall be granted such Options in accordance with the
          Company's customary past practice unless the Committee determines in its good faith discretion that the amount or timing of such Option grants shall be revised based upon the Executive's performance.

                    (ii) In addition to any Options granted in accordance with subsection (i), as of the Effective Date the Executive shall be granted a non-qualified stock option (the "Retention Options") to purchase 136,435 shares of Common Stock pursuant to either or both of the Stock Incentive Plans, which Retention Option shall be evidenced by one or more written Retention Stock Option Agreements to be entered into by and between the Company and Executive as of the date hereof, each in substantially the form attached hereto as Exhibit B. The
          Retention Options shall have an exercise price equal to the fair market value per share of Common Stock as of the Effective Date and shall have a term of 10 years. The Retention Options shall become exercisable in three cumulative installments as follows: (A) the first installment shall consist of 20% of the shares of Common Stock covered by the Retention Options and shall become vested and exercisable on
          June 30, 2008, (B) the second installment shall consist of 20% of the shares of Common Stock covered by the Retention Options and shall become vested and exercisable on June 30, 2009 and (C) the third installment shall consist of 60% of the shares of Common Stock covered by the Retention Options and shall become exercisable on June 30,
          2010; provided, that, except as otherwise provided in Section 7 or in the Retention Stock Option Agreement, no portion of the Retention
          Options not then exercisable shall become exercisable following the
          Executive's termination of employment for any reason. In the event of the Executive's termination of employment for any reason other

                                       7

          than for Cause, the Retention Options to the extent then exercisable shall remain exercisable until the earlier of (x) the date provided in the Retention Stock Option Agreement or (y) the tenth anniversary of the Effective Date. The Company and the Executive acknowledge and agree that the Retention Options shall not provide for the grant of any "Restoration Options" as defined in the Company's 2000 Stock
          Incentive Plan.

               (d) Restricted Stock Units

                    (i) During the Term, the Executive shall be eligible to be awarded Restricted Stock Units ("RSUs") and other equity compensation awards pursuant to the Stock Incentive Plans (or any other equity based compensation plan that may be adopted by the Company from time to time), at such time(s) and in such amount(s) as may be determined by the Committee in its sole discretion.

                    (ii) In addition to any RSUs awarded in accordance with
          subsection (i), as of the Effective Date the Executive shall be awarded 38,101 RSUs (the "Retention RSUs") pursuant to either or both of the Stock Incentive Plans, which Retention RSUs shall be evidenced by one or more written Retention RSU Agreements to be entered into by and between the Company and Executive as of the date hereof, each in substantially the form attached hereto as Exhibit C. The Retention
          RSUs shall become vested with respect to 20% of the Retention RSUs on each of June 30, 2008 and June 30, 2009 and with respect to 60% of the
          Retention RSUs on June 30, 2010; provided, that, except as otherwise provided in Section 7 or in the Retention RSU Agreement, no Retention
          RSUs not then vested shall become vested following the Executive's termination of employment.

               (e) Benefits. The Executive shall be entitled to receive such benefits and to participate in such employee group benefit plans, including life, health and disability insurance policies, as are generally provided by the Company to its senior executives in accordance with the plans, practices and programs of the Company.

               (f) Expenses. The Company shall reimburse the Executive for all reasonable and necessary expenses incurred by the Executive in connection with the performance of the Executive's duties as an employee of the
     Company. Such reimbursement is subject to the submission to the Company by the Executive of appropriate documentation and/or vouchers in accordance with the customary procedures of the Company for expense reimbursement, as such procedures may be revised by the Company from time to time.

               (g) Vacations. The Executive shall be entitled to paid vacation in accordance with the Company's vacation policy as in effect from time to time. However, in no event shall the Executive be entitled to less than four weeks vacation per Contract Year. The Executive shall also be entitled to paid holidays and personal days in accordance with the Company's practice with respect to same as in effect from time to

                                       8

     time (but in no event shall the Executive be entitled to fewer than two personal days per Contract Year).

               (h) Transportation Allowance. During the Term, the Company shall provide the Executive with a transportation allowance in accordance with the Company's applicable policies and procedures.

          6. Termination. The Executive's employment hereunder may be terminated by the Company, on the one hand, or the Executive, on the other hand, as applicable, without any breach of this Agreement only under the following circumstances:

               (a) Terminations

                    (i) Death. The Executive's employment hereunder shall
          terminate upon his death.

                    (ii) Disability. In the event of the Executive's Disability, the Company may give the Executive written notice of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 14th day after delivery of such notice, provided that within the 14 days after such delivery, the Executive shall not have returned to full-time performance of his duties.

                    (iii) Cause. The Company may terminate the Executive's
          employment hereunder for Cause; provided, however, that,
          notwithstanding the foregoing, if (A) the Company terminates the
          Executive's employment for Cause pursuant to Section 1(e)(iii) and (B)
          the Executive (i) is not indicted for, or otherwise charged by any court or other governmental or regulatory authority with, any felony or any other crime involving fraud, embezzlement, material misconduct or misappropriation having a material adverse impact on the Company
          (which felony or other crime was the reason for such termination)
          within 18 months following the date of his termination of employment, or (ii) is not convicted of, does not plea no contest to, and does not receive unadjudicated probation for, any felony (or any other crime involving fraud, embezzlement, material misconduct or misappropriation having a material adverse impact on the Company) (which felony or other crime was the reason for such termination), then the Executive's termination of employment will be deemed to be without Cause and the
          Executive shall retroactively be eligible for severance payments to the extent provided by Section 7(b).

                    (iv) Good Reason. The Executive may terminate his employment for Good Reason.

                    (v) Without Cause. The Company may terminate the Executive's employment hereunder without Cause. A notice by the Company of non-extension of the Term shall be treated as a termination without
          Cause as of the last day of the Term.

                                       9

                    (vi) Resignation without Good Reason. The Executive may
          resign his employment without Good Reason upon 180 days written notice to the Company.

               (b) Notice of Termination. Any termination of the Executive's employment by the Company or by the Executive under this Section 6 (other than termination pursuant to paragraph (a)(i)) shall be communicated by a written notice to the other party hereto indicating the specific termination provision in this Agreement relied upon, setting forth in reasonable detail any facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and specifying a Date of Termination which, except in the case of termination for Cause or Disability, shall be at least thirty days (or such longer period provided by Section 6(a)(vi)) following the date of such notice (a "Notice of Termination"); provided, the Company may pay out such notice period instead of employing the Executive.

          7. Severance Payments and Benefits

               (a) Termination for any Reason. In the event the Executive's employment with the Company is terminated for any reason, the Company shall pay the Executive (or his beneficiary in the event of his death) any unpaid
     Annual Base Salary that has accrued as of the Date of Termination, any unreimbursed expenses due to the Executive and an amount for any accrued but unused vacation days within 60 days following the Date of Termination, or such earlier time as may be required by applicable law. Any earned but unpaid Bonus for any fiscal year of the Company completed prior to the date of such termination shall be paid within 60 days following the date such
     Bonus is determined pursuant to the Bonus Plan or such earlier time as may be required to comply with Section 409A and thereby avoid the application of penalty taxes under such section. The Executive shall also be entitled to accrued, vested benefits under the Company's benefit plans and programs as provided therein. The Executive shall be entitled to the cash severance payments described below only as set forth herein and the provisions of this Section 7 shall supersede in their entirety any severance payment provisions in any severance plan, policy, program or arrangement maintained by the Company.

               (b) Terminations without Cause or for Good Reason. Except as otherwise provided by Section 7(c) with respect to certain terminations of employment in connection with a Change in Control, if the Executive's employment shall terminate without Cause (pursuant to Section 6(a)(v)), or for Good Reason (pursuant to Section 6(a)(iv)), the Company shall (subject to the Executive's entering into a Separation and Release Agreement with the Company in substantially the form attached hereto as Exhibit D (the
     "Release")):

                    (i) Pay to the Executive an amount (the "Severance Amount")
          equal to the sum of his then current (A) Annual Base Salary and (B)
          Target Bonus for the year of termination; one half of which amount shall be paid in a cash lump-sum on the six month anniversary of the
          Date of Termination, with the other one-half of the Severance Amount payable to the Executive in accordance with the Company's customary payroll practices in equal monthly installments during

                                       10

          the period beginning on the six-month anniversary of the Date of
          Termination and ending on the 12-month anniversary thereof; and
          provided, further, that no amount shall be payable pursuant to this
          Section 7(b)(i) on or following the date the Executive first (i)
          violates any of the covenants set forth in Section 9(a) or 9(b), or
          (ii) materially violates any of the covenants set forth in Section
          9(c), 9(e) or 9(f);

                    (ii) Continue to provide the Executive with all health and welfare benefits and perquisites which he was participating in or receiving as of the Date of Termination until the earlier of (A) the first anniversary of the Date of Termination or (B) the date the
          Executive first (i) violates any of the covenants set forth in Section
          9(a) or 9(b), or (ii) materially violates any of the covenants set forth in Section 9(c), 9(e) or 9(f). If such benefits cannot be provided under the Company's programs, such benefits and perquisites will be provided on an individual basis to the Executive such that his after-tax costs will be no greater than the costs for such benefits and perquisites under the Company's programs. Notwithstanding the foregoing, the parties acknowledge and agree that no payment or benefit shall be made pursuant to this Section 7(b)(ii) to the extent that such payment or benefit would, pursuant to Section
          1.409A-1(b)(9)(iv) of the Department of Treasury Regulations,
          constitute a deferral of compensation subject to Section 409A (and to the extent permissible any such payment or benefit shall be modified to comply with Section 1.409A-1(b)(9)(iv) of the Department of
          Treasury Regulations); ==

                    (iii) Notwithstanding any provision to the contrary in any
          Option or RSU agreement, cause all (A) Retention RSUs and Retention
          Options not vested or exercisable as of the Date of Termination to remain or become vested and remain exercisable in accordance with the terms and conditions of the applicable Retention Option or Retention
          RSU agreement and (B) Options and RSUs (other than the Retention
          Options and the Retention RSUs) then held by the Executive to continue to become vested and exercisable in accordance with their terms as if the Executive had remained employed by the Company until the first anniversary of the Date of Termination (and all Options and RSUs
          (other than the Retention Options and the Retention RSUs) that do not become vested and exercisable on or prior to the first anniversary of the Date of Termination shall thereupon be forfeited). Notwithstanding the foregoing, the parties acknowledge and agree that no payment or benefit shall be made pursuant to this Section 7(b)(iii) to the extent that such payment or benefit would, pursuant to Section
          1.409A-1(b)(5)(v) of the Department of Treasury Regulations,
          constitute a modification, extension or renewal of a stock right subject to Section 409A (and to the extent permissible any such payment or benefit shall be modified to comply with Section
          1.409A-1(b)(5)(v) of the Department of Treasury Regulations); =

                    (iv) Pay to the Executive a Pro-Rata Bonus, as defined in
          Section 7(d), when bonuses are paid for the year of termination based on actual results and the relative portion of the fiscal year during which the Executive was employed.

                                       11

               (c) Certain Terminations in connection with a Change in Control.
     If the Executive's employment shall terminate without Cause (pursuant to
     Section 6(a)(v)) or for Good Reason (pursuant to Section 6(a)(iv)) within six months prior to a Change in Control or during the 12 month period immediately following such Change in Control, the Company shall (subject to the receipt of the Release):

                    (i) Pay to the Executive an amount equal to the Severance
          Amount; one half of which amount shall be paid in a cash lump-sum on the six month anniversary of the Date of Termination, with the other one-half of the Severance Amount payable to the Executive in accordance with the Company's customary payroll practices in equal monthly installments during the period beginning on the six-month anniversary of the Date of Termination and ending on the 12-month anniversary thereof; and provided, further, that no amount shall be payable pursuant to this Section 7(b)(i) on or following the date the
          Executive first (i) violates any of the covenants set forth in Section
          9(a) or 9(b), or (ii) materially violates any of the covenants set forth in Section 9(c), 9(e) or 9(f);

                    (ii) Continue to provide the Executive with all health and welfare benefits and perquisites which he was participating in or receiving as of the Date of Termination until the earlier of (A) the first anniversary of the Date of Termination or (B) the date the
          Executive first (i) violates any of the covenants set forth in Section
          9(a) or 9(b), or (ii) materially violates any of the covenants set forth in Section 9(c), 9(e) or 9(f). If such benefits cannot be provided under the Company's programs, such benefits and perquisites will be provided on an individual basis to the Executive such that his after-tax costs will be no greater than the costs for such benefits and perquisites under the Company's programs. Notwithstanding the foregoing, the parties acknowledge and agree that no payment or benefit shall be made pursuant to this Section 7(c)(ii) to the extent that such payment or benefit would, pursuant to Section
          1.409A-1(b)(9)(iv) of the Department of Treasury Regulations,
          constitute a deferral of compensation subject to Section 409A (and to the extent permissible any such payment or benefit shall be modified to comply with Section 1.409A-1(b)(9)(iv) of the Department of
          Treasury Regulations);

                    (iii) Notwithstanding any provision to the contrary in any
          Option or RSU agreement, cause all Options (including without limitation the Retention Options), RSUs (including without limitation the Retention RSUs) and other equity based compensation awards then held by the Executive to become fully vested and exercisable with respect to all shares subject thereto effective immediately prior to the Date of Termination and all Options shall remain exercisable for the remainder of the 10 year term. Notwithstanding the foregoing, the parties acknowledge and agree that no payment or benefit shall be made pursuant to this Section 7(c)(iii) to the extent that such payment or benefit would, pursuant to Section 1.409A-1(b)(5)(v) of the Department of Treasury Regulations, constitute a modification, extension or renewal of a stock right subject to Section 409A (and to the extent permissible any such payment or benefit shall be

                                       12

          modified to comply with Section 1.409A-1(b)(5)(v) of the Department of
          Treasury Regulations); and

                    (iv) Pay to the Executive a Pro-Rata Bonus, as defined in
          Section 7(d), within 10 days following the date of such termination.

               (d) Termination by Reason of Disability or Death. If the
     Executive's employment shall terminate by reason of his Disability
     (pursuant to Section 6(a)(ii)) or death (pursuant to Section 6(a)(i)), then
     (i) the Company shall pay to the Executive (or Executive's estate) a pro-rated amount of the Executive's Target Bonus for the Contract Year in
     which the Date of Termination occurs (the "Pro-Rata Bonus"); (ii) all
     Retention Options and Retention RSUs not vested or exercisable as of the
     Date of Termination shall thereupon be forfeited; provided, that in the alternative the Committee may, in its sole discretion, cause all or any portion of any Retention Options or Retention RSUs then held by the
     Executive to become vested and exercisable effective as of the Date of
     Termination; and (iii) all Options and RSUs (other than Retention Options and the Retention RSUs) then held by the Executive shall be or become vested and shall remain exercisable in accordance with the terms of the applicable Option or RSU agreement.

               (e) Termination for Cause or without Good Reason. If the
     Executive's employment shall terminate by reason of his voluntary resignation without Good Reason (pursuant to Section 6(a)(vi)) or by the
     Company for Cause (pursuant to Section 6(a)(iii)), then (i) notwithstanding any provision to the contrary in any Option or RSU agreement, all Retention
     RSUs and Retention Options not vested or exercisable as of the Date of
     Termination shall thereupon be forfeited and (ii) all Options and RSUs
     (other than the Retention Options and the Retention RSUs) or other equity based compensation awards not vested or exercisable as of the Date of
     Termination shall thereupon be forfeited and, except as set forth in
     Section 7(a), the Company shall have no further obligations to the
     Executive.

               (f) Survival. The expiration or termination of the Term shall not impair the rights or obligations of any party hereto which shall have accrued hereunder prior to or in connection with such expiration or termination.

               (g) No Mitigation. The Executive shall have no obligation to mitigate any payments due hereunder. Any amounts earned by the Executive from other employment shall not offset amounts due hereunder, except as provided in this Section 7.

          8. Parachute Payments.

               (a) If it is determined by a nationally recognized United States public accounting firm selected by the Company and approved in writing by the Executive (which approval shall not be unreasonably withheld) (the
     "Auditors") that any payment or benefit made or provided to the Executive in connection with this Agreement or otherwise (including without limitation any Option or RSU vesting) (collectively, a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code (the
     "Parachute Tax"), then the Company shall pay to the Executive, prior to the time the

                                       13

     Parachute Tax is payable with respect to such Payment, an additional payment (a "Gross-Up Payment") in an amount such that, after payment by the
     Executive of all taxes (including any Parachute Tax) imposed upon the
     Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Parachute Tax imposed upon the Payment. The amount of any
     Gross-Up Payment shall be determined by the Auditors, subject to adjustment, as necessary, as a result of any Internal Revenue Service position. For purposes of making the calculations required by this
     Agreement, the Auditors may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the
     Code, provided that the Auditors' determinations must be made with substantial authority (within the meaning of Section 6662 of the Code).

               (b) The federal tax returns filed by the Executive (and any filing made by a consolidated tax group which includes the Company) shall be prepared and filed on a basis consistent with the determination of the
     Auditors with respect to the Parachute Tax payable by the Executive. The
     Executive shall make proper payment of the amount of any Parachute Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service, and such other documents reasonably requested by the Company, evidencing such payment. If, after the Company's payment to the Executive of the Gross-Up Payment, the Auditors determine in good faith that the amount of the Gross-Up Payment should be reduced or increased, or such determination is made by the Internal Revenue Service, then within ten business days of such determination, the Executive shall pay to the Company the amount of any such reduction, or the Company shall pay to the Executive the amount of any such increase; provided, however, that in no event shall the Executive have any such refund obligation if it is determined by the
     Company that to do so would be a violation of the Sarbanes-Oxley Act of
     2002, as it may be amended from time to time; and provided, further, that if the Executive has prior thereto paid such amounts to the Internal
     Revenue Service, such refund shall be due only to the extent that a refund of such amount is received by the Executive; and provided, further, that
     (i) the fees and expenses of the Auditors (and any other legal and accounting fees) incurred for services rendered in connection with the
     Auditor's determination of the Parachute Tax or any challenge by the
     Internal Revenue Service or other taxing authority relating to such determination shall be paid by the Company and (ii) the Company shall indemnify and hold the Executive harmless on an after-tax basis for any interest and penalties imposed upon the Executive to the extent that such interest and penalties are related to the Auditor's determination of the
     Parachute Tax or the Gross-Up Payment. Notwithstanding anything to the contrary herein, the Executive's rights under this Section 8 shall survive the termination of his employment for any reason and the termination or expiration of this Agreement for any reason.

          9. Certain Restrictive Covenants

               (a) The Executive shall not, at any time during the Term or during the 12-month period following the Date of Termination (the
     "Restricted Period") directly or indirectly engage in, have any equity interest in, or manage or operate any (i) Competitive Business, or (ii) new luxury accessories business that competes directly with

                                       14

     the existing or planned product lines of the Company; provided, however, that the Executive shall be permitted to acquire a passive stock or equity interest in such a business provided the stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such business; and, provided, further, that this Section 9(a) shall not apply in the event that, prior to June 30, 2008 (A) the Executive's employment is terminated by reason of his voluntary resignation without
     Good Reason (pursuant to Section 6(a)(vi)), (B) the Executive's employment is terminated by the Company without Cause (pursuant to Section 6(a)(v)) or
     (C) the Executive's employment is terminated by the Executive for Good
     Reason (pursuant to Section 6(a)(iv)) and, in connection with such termination, the Executive agrees in writing to waive his right to receive all payments and benefits that he would otherwise be entitled to receive pursuant to Section 7(b) or 7(c), as applicable.

               (b) During the Restricted Period, the Executive will not,
     directly or indirectly recruit or otherwise solicit or induce any employee, director, consultant, wholesale customer, vendor, supplier, lessor or lessee of the Company to terminate its employment or arrangement with the
     Company, otherwise change its relationship with the Company, or establish any relationship with the Executive or any of his Affiliates for any business purpose.

               (c) Except as required in the good faith opinion of the Executive in connection with the performance of the Executive's duties hereunder or as specifically set forth in this Section 9(c), the Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the
     Company's operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, business plans, designs, marketing or other business strategies, compensation paid to employees or other terms of employment, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets. The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company
     (and any successor or assignee of the Company). Upon termination of the
     Executive's employment with the Company for any reason, the Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company's customers, business plans, designs, marketing or other business strategies, products or processes, provided that the Executive may retain his rolodex, address book and similar information.

               (d) Notwithstanding Section 9(c), the Executive may respond to a lawful and valid subpoena or other legal process or other government or regulatory inquiry but shall give the Company prompt notice thereof (except to the extent legally

                                       15

     prohibited), and shall, as much in advance of the return date as is reasonably practicable, make available to the Company and its counsel copies of any documents sought which are in the Executive's possession or to which the Executive otherwise has reasonable access. In addition, the
     Executive shall reasonably cooperate with and assist the Company and its counsel at any time and in any manner reasonably requested by the Company or its counsel (with due regard for the Executive's other commitments if he is not employed by the Company) in connection with any litigation or other legal process affecting the Company of which the Executive has knowledge as a result of his employment with the Company (other than any litigation with respect to this Agreement). In the event of such requested cooperation, the
     Company shall reimburse the Executive's reasonable out of pocket expenses.

               (e) The Executive shall not disparage the Company, any of its products or practices, or any of its directors, officers, agents, representatives, or employees, stockholders or Affiliates, either orally or in writing, at any time. The Company (including without limitation its directors) shall not disparage the Executive, either orally or in writing, at any time. Notwithstanding the foregoing, nothing in this Section 9(e)
     shall limit the ability of the Company or the Executive, as applicable, to provide truthful testimony as required by law or any judicial or administrative process.

               (f) The Executive agrees that all strategies, methods, processes, techniques, marketing plans, merchandising schemes, themes, layouts, mechanicals, trade secrets, copyrights, trademarks, patents, ideas, specifications and other material or work product ("Intellectual Property")
     that the Executive creates, develops or assembles in connection with his employment hereunder shall become the permanent and exclusive property of the Company to be used in any manner it sees fit, in its sole discretion.
     The Executive shall not communicate to the Company any ideas, concepts, or other intellectual property of any kind (other than in his capacity as an officer of the Company) which (i) were earlier communicated to the
     Executive in confidence by any third party as proprietary information, or
     (ii) the Executive knows or has reason to know is the proprietary information of any third party. Further, the Executive shall adhere to and comply with the Company's Global Business Integrity Program Guide. All
     Intellectual Property created or assembled in connection with the
     Executive's employment hereunder shall be the permanent and exclusive property of the Company. The Company and the Executive mutually agree that all Intellectual Property and work product created in connection with this agreement, which is subject to copyright, shall be deemed to be "work made for hire," and that all rights to copyrights shall be vested in the
     Company. If for any reason the Company cannot be deemed to have commissioned "work made for hire," and its rights to copyright are thereby in doubt, then the Executive agrees not to claim to be the proprietor of the work prepared for the Company, and to irrevocably assign to the
     Company, at the Company's expense, all rights in the copyright of the work prepared for the Company.

               (g) As used in this Section 9, the term "Company" shall include the Company and any of its Affiliates or direct or indirect subsidiaries.

                                       16

               (h) The Company and the Executive expressly acknowledge and agree that the agreements and covenants contained in this Section 9 are reasonable. In the event, however, that any agreement or covenant contained in this Section 9 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

          10. Specific Performance. It is recognized and acknowledged by the
Executive that a breach of the covenants contained in Section 9 will cause irreparable damage to the Company and its goodwill (or to the Executive, as the case may be), the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate.
Accordingly, the parties agree that in the event a party breaches any covenant contained in Section 9, in addition to any other remedy which may be available at law or in equity (or pursuant to Section 11 of this Agreement or under any other agreement between the Company and the Executive), the other party will be entitled to specific performance and injunctive relief.

          11. Claw-Backs

               (a) In the event that the Executive violates any of the covenants set forth in Section 9(a) or 9(b) or materially violates any of the covenants set forth in Section 9(c), 9(e) or 9(f), the Executive shall, in addition to any other remedy which may be available (i) at law or in equity, (ii) pursuant to Section 10 or (iii) pursuant to any applicable
     Option or RSU agreement, be required to pay to the Company an amount equal to all Financial Gain that the Executive has received during the 12-month period immediately preceding (or at any time after) the date that the
     Executive first breaches such covenant. In addition, all Retention Options that have not been exercised prior to the date that the Executive violates any of the covenants set forth in Section 9(a) or 9(b), or materially violates any of the covenants set forth in Section 9(c), 9(e), or 9(f) and all Retention RSUs that have not become vested prior to the date of such breach shall thereupon be forfeited.

               (b) If at any time during the Term the Executive willfully commits any act of fraud, embezzlement, misappropriation, material misconduct, or breach of fiduciary duty against the Company (or any predecessor thereto or successor thereof) having a material adverse impact on the Company, then (in addition to any remedy which may be available under any applicable Option or RSU agreement) the Executive shall be required to pay to the Company an amount equal to all Financial Gain that the Executive has received at any time following the date of such act. The
     Executive shall not be required to make any payments of Financial Gain pursuant to this Section 11(b) to the extent the Executive makes payments of such Financial Gain in connection with the same act pursuant to Section
     11(a).

                                       17

          12. Purchases and Sales of the Company's Securities. The Executive
agrees to use his reasonable best efforts to comply in all respects with the
Company's applicable written policies regarding the purchase and sale of the
Company's securities by employees, as such written policies may be amended from time to time and disclosed to the Executive. In particular, and without limitation, the Executive agrees that he shall not purchase or sell Company securities (a) at any time that he possesses material non-public information about the Company or any of its businesses; and (b) while an employee during any
"trading blackout period" as may be determined by the Company and set forth in the Company's applicable written policies from time to time.

          13. Indemnification. The Executive shall be entitled to
indemnification set forth in the Company's Charter to the maximum extent allowed under the laws of the State of Maryland, and he shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its subsidiaries or his serving or having served any other enterprise or benefit plan as a director, officer, employee or fiduciary at the request of the Company (other than any dispute, claim or controversy arising under or relating to this Agreement).
Notwithstanding anything to the contrary herein, the Executive's rights under this Section 13 shall survive the termination of his employment for any reason and the expiration of this Agreement for any reason.

          14. Delegation and Assignment. The Executive shall not delegate his employment obligations under this Agreement to any other person. The Company may not assign any of its obligations hereunder other than to any entity that acquires (by purchase, merger or otherwise) all or substantially all of the
Voting Stock or assets of the Company. In the event of the Executive's death while he is receiving severance hereunder the remainder shall be paid to his estate.

          15. Notices. Any written notice required by this Agreement will be deemed provided and delivered to the intended recipient when (a) delivered in person by hand; or (b) three days after being sent via U.S. certified mail, return receipt requested; or (c) the day after being sent via by overnight courier, in each case when such notice is properly addressed to the following address and with all postage and similar fees having been paid in advance:

          If to the Company:    Coach, Inc.
                                516 West 34th Street
                                New York, New York 10001
                                Attn: General Counsel

          with a copy to:       Latham & Watkins LLP
                                885 Third Avenue, Suite 1000
                                New York, NY 10022
                                Attn: Bradd L. Williamson

          If to the Executive:  to him at the most recent address in the
                                Company's records.

                                       18

Either party may change the address to which notices, requests, demands and other communications to such party shall be delivered personally or mailed by giving written notice to the other party in the manner described above.

          16. Legal Fees. The Company shall pay the Executive's reasonable attorneys' fees and disbursements incurred by him in connection with the negotiation of this Agreement.

          17. Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns.

          18. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter described in this
Agreement and supersedes all prior agreements, understandings and arrangements, both oral and written, between the parties with respect to such subject matter;
provided, however, that any written agreements between the Executive and the
Company concerning Options, RSUs or any other equity compensation awards shall remain in full force and effect in accordance with their terms. Subject to
Section 27, this Agreement may not be modified, amended, altered or rescinded in any manner, except by written instrument signed by both of the parties hereto;
provided, however, that the waiver by either party of a breach or compliance with any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or compliance.

          19. Severability. In case any one or more of the provisions of this
Agreement shall be held by any court of competent jurisdiction or any arbitrator selected in accordance with the terms hereof to be illegal, invalid or unenforceable in any respect, such provision shall have no force and effect, but such holding shall not affect the legality, validity or enforceability of any other provision of this Agreement.

          20. Dispute Resolution and Arbitration. In the event that any dispute arises between the Company and the Executive regarding or relating to this
Agreement and/or any aspect of the Executive's employment relationship with the
Company, AND IN LIEU OF LITIGATION AND A TRIAL BY JURY, the parties consent to resolve such dispute through mandatory arbitration under the Commercial Rules of the American Arbitration Association ("AAA"), before a single arbitrator in New
York, New York. The parties hereby consent to the entry of judgment upon award rendered by the arbitrator in any court of competent jurisdiction.
Notwithstanding the foregoing, however, should adequate grounds exist for seeking immediate injunctive or immediate equitable relief, any party may seek and obtain such relief. The parties hereby consent to the exclusive jurisdiction in the state and Federal courts of or in the State of New York for purposes of seeking such injunctive or equitable relief as set forth above. Any and all out-of-pocket costs and expenses incurred by the parties in connection with such arbitration (including attorneys' fees) shall be allocated by the arbitrator in substantial conformance with his or her decision on the merits of the arbitration.

          21. Choice of Law. The Executive and the Company intend and hereby acknowledge that jurisdiction over disputes with regard to this Agreement, and over all aspects of the relationship between the parties hereto, shall be governed by the laws of the State of New York without giving effect to its rules governing conflicts of laws.

                                       19

          22. Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Agreement.

          23. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

          24. Force Majeure. Neither Company nor the Executive shall be liable for any delay or failure in performance of any part of this Agreement to the extent that such delay or failure is caused by an event beyond its reasonable control including, but not be limited to, fire, flood, explosion, war, strike, embargo, government requirement, acts of civil or military authority, and acts of God not resulting from the negligence of the claiming party.

          25. Right of Offset. The Company may offset any payment to be made to the Executive pursuant to this Agreement by any amount that the Executive owes to the Company (including without limitation any amount that the Executive may be required to pay to the Company pursuant to Section 11) as of the time such payment would otherwise be made. This right of offset shall be cumulative (but not duplicative) with any similar obligation with respect to which the Executive may be subject under any other agreement with the Company. Notwithstanding the foregoing, no amount of (a) Annual Base Salary or Bonus deferred by the
Executive on or following the Effective Date pursuant to any deferred compensation plan or arrangement maintained by the Company, or (b) compensation deferred by the Executive prior to the Effective Date pursuant to any deferred compensation plan or arrangement maintained by the Company shall be subject to the Company's right of offset described in this Section 25.

          26. Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold.
The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

          27. Section 409A. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with,
Section 409A. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder would otherwise be taxable to the Executive under Section 409A, the Company may
(a), provided it reasonably determines that any such amendments are likely to be effective, adopt such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes under such Section.

                                       20

          IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

                                     COMPANY

                                     By:
                                        ----------------------------------------

                                     Its:
                                         ---------------------------------------

                                     EXECUTIVE

                                     -------------------------------------------
                                     Michael F. Devine III

                                       21

                                    EXHIBIT A

Competitive Businesses

          The following entities, together with their respective subsidiaries, parent entities and other affiliates, have been designated by the Committee as
Competitive Businesses as of the Effective Date: Burberry Limited; Cole Hahn;
Dooney and Bourke; Ferragamo; GAP, Inc.; Gucci Group; Hermes International; J.
Crew; Jones Apparel Group; Kate Spade; Kenneth Cole Productions; Limited Brands,
Inc.; Liz Claiborne; LVMH; Prada; Polo Ralph Lauren; Timberland; Tod's S.p.A.;
Tommy Hilfiger; Tumi.

                                                                       EXHIBIT B

                                      COACH
                            2000 STOCK INCENTIVE PLAN
                   RETENTION OPTION GRANT NOTICE AND AGREEMENT

Michael F. Devine, III

     Coach, Inc. (the "COMPANY") is pleased to confirm that you have been granted a stock option (the "Option"), effective as of NOVEMBER 8, 2005 (the
"GRANT DATE"), as provided in this agreement (the "AGREEMENT"). The Option evidenced by this Agreement is the "RETENTION OPTION" as defined in that certain
Employment Agreement entered into by and between you and the Company effective as of NOVEMBER 8, 2005 (the "EMPLOYMENT AGREEMENT").

     1. OPTION RIGHT. Your Option is to purchase, on the terms and conditions set forth below, the following number of shares (the "OPTION SHARES") of the
Company's Common Stock, par value $.01 per share (the "COMMON Stock"), at the exercise price specified below (the "EXERCISE PRICE").

                    Number of Option Shares      Exercise Price Per Option Share
     Shares Granted -----------------------      -------------------------------
                           136,435                          $34.12

     2. OPTION. This Option is a non-qualified stock option that is intended to conform in all respects with the Company's 2000 Stock Incentive Plan (the
"PLAN"), a copy of which will be supplied to you upon your request, and the provisions of which are incorporated herein by reference. This Option is not intended to qualify as an incentive stock option within the meaning of Section
422 of the Internal Revenue Code of 1986, as amended.

     3. EXPIRATION DATE. This Option expires on the tenth (10th) anniversary of the Grant Date (the "EXPIRATION DATE"), subject to earlier expiration upon your death, disability or other termination of employment, as provided in Section 5 below.

     4. VESTING. This Option may be exercised only to the extent it has vested.
Subject to Section 5 below, if you are continuously employed by the Company or any of its affiliates (collectively, the "COACH COMPANIES") from the Grant Date until (a) JUNE 30, 2008, this Option will vest with respect to 20% of the Option
Shares as of such date, (b) JUNE 30, 2009, this Option will vest with respect to
20% of the Option Shares as of such date, and (c) JUNE 30, 2010, this Option will vest with respect to the remaining 60% of the Option Shares as of such date.

     5. TERMINATION OF EMPLOYMENT.

         (A) DEATH OR DISABILITY. If you cease active employment with the
     Company because of your death or "DISABILITY" (as defined in the Employment
     Agreement), any portion of this Option that is not vested and exercisable as of the date of such termination shall thereupon be forfeited; provided, that in the alternative the Human Resources and Corporate Governance
     Committee (the "COMMITTEE") of the Company's Board of Directors may, in its
     sole discretion, cause all or any portion of this Option then held by you to become vested and exercisable effective as of the date of such termination. In the event that your employment terminates due to your death or Disability, the last day on which any vested Options may be exercised shall be the earlier of (i) the Expiration Date, or (ii) the fifth anniversary of your death or Disability.

         (B) TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. Except as otherwise provided in Section 5(d) with respect to certain terminations of employment in connection with a Change in Control, if your employment is terminated by the Company without "CAUSE" (as defined in the Employment Agreement) or by you for "GOOD REASON" (as defined in the Employment Agreement), then (i)
     any portion of this Option that is not vested and exercisable as of the date of such termination shall continue to become exercisable as of the dates set forth in Section 4 and (ii) the last day on which this Option may be exercised shall be the Expiration Date.

         (C) TERMINATION FOR CAUSE OR WITHOUT GOOD REASON. If your employment is terminated by the Company for Cause or by you without Good Reason
     (including without limitation by reason of your retirement), then (i) any portion of this Option that is not vested and exercisable as of the date of such termination shall thereupon be forfeited and (ii) the vested portion of this Option shall terminate (A) if your employment is terminated by the
     Company for Cause, then this Option shall terminate on the date your employment terminates, (B) if your employment is terminated by you without
     Good Reason (including without limitation by reason of your retirement)
     prior to June 30, 2010, then this Option shall terminate on the earlier of
     (x) the Expiration Date, or (y) the 90th day following the date of your termination of employment, or (C) if your employment is terminated by you without Good Reason (including without limitation by reason of your retirement) on or following June 30, 2010, then this Option shall terminate on the Expiration Date.

         (D) CERTAIN TERMINATIONS OF EMPLOYMENT IN CONNECTION WITH A CHANGE IN
     CONTROL. Notwithstanding Section 5(b), if your employment is terminated by the Company without Cause or by you for Good Reason within six months prior to a "CHANGE IN CONTROL" (as defined in the Employment Agreement) or during the 12 month period immediately following such Change in Control, then (i)
     this Option shall become fully vested and exercisable with respect to all shares subject thereto effective immediately prior to the date of such

                                       2

     termination, and (ii) the last day on which this Option may be exercised shall be the Expiration Date.

     6. EXERCISE. This Option may be exercised (subject to the restrictions contained in this Agreement) in whole or in part for the number of shares specified (which in all cases must be at least the lesser of two-hundred and fifty (250) or the total number of shares outstanding under this Option) in a verbal or written notice that is delivered to the Company or its designated agent and is accompanied by full payment of the Exercise Price for such number of Option Shares in cash, or by surrendering or attesting to the ownership of shares of Common Stock, or a combination of cash and shares of Common Stock, in an amount or having a combined value equal to the aggregate Exercise Price for such Option Shares. In connection with any payment of the Exercise Price by surrender or attesting to the ownership of shares of Common Stock, proof acceptable to the Company shall be submitted upon request that such previously acquired shares have been owned by you for at least six (6) months prior to the date of exercise. Notwithstanding anything contained in this Agreement to the contrary, this Option shall not provide for the grant of any "RESTORATION
OPTIONS" as defined in the Plan.

     7. FORFEITURE. Notwithstanding anything contained in this Agreement to the contrary, this Option shall be subject to Section 11 of the Employment
Agreement. Accordingly, if you (a) violate any of the covenants set forth in
Section 9(a) or 9(b) of the Employment Agreement, or (b) materially violate any of the covenants set forth in Section 9(c), 9(e) or 9(f) of the Employment
Agreement, then pursuant to Section 11 of the Employment Agreement, then (i) any portion of this Option that has not been exercised prior to the date of such breach shall thereupon be forfeited and (ii) you shall be required to pay to the
Company the amount of all Retention Option Gain (as defined in the Employment
Agreement). You shall also be required to pay to the Company the amount of all
Retention Option Gain upon the occurrence of those certain events described in
Section 11(b) of the Employment Agreement.

     8. RIGHTS AS A STOCKHOLDER. You will have no right as a stockholder with respect to any Option Shares until and unless ownership of such Option Shares has been transferred to you.

     9. OPTION NOT TRANSFERABLE. This Option will not be assignable or transferable by you, other than by a qualified domestic relations order or by will or by the laws of descent and distribution, and will be exercisable during your lifetime only by you (or your legal guardian or personal representative).
If this Option remains exercisable after your death, subject to Sections 1, 5 and 6 above, it may be exercised by the personal representative of your estate or by any person who acquires the right to exercise such Option by bequest, inheritance or otherwise by reason of your death.

     10. TRANSFERABILITY OF OPTION SHARES. Option Shares generally are freely tradable in the United States. However, you may not offer, sell or otherwise dispose of any Option Shares in a way which would: (a) require the Company to file any registration statement with the Securities and Exchange Commission (or any similar filing under state

                                       3

law or the laws of any other country) or to amend or supplement any such filing or (b) violate or cause the Company to violate the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, any other state or federal law, or the laws of any other country. The Company reserves the right to place restrictions required by law on Common Stock received by you pursuant to this Option.

     11. CONFORMITY WITH THE PLAN. This Option is intended to conform in all respects with, and is subject to applicable provisions of, the Plan.
Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. By your acceptance of this Agreement, you agree to be bound by all of the terms of this Agreement and the Plan.

     12. NO RIGHTS TO CONTINUED EMPLOYMENT. Nothing in this Agreement confers any right on you to continue in the employ of the Coach Companies or affects in any way the right of any of the Coach Companies to terminate your employment at any time with or without cause.

     13. MISCELLANEOUS.

         (A) AMENDMENT OR MODIFICATIONS. The grant of this Option is documented by the minutes of the Committee, which records are the final determinant of the number of shares granted and the conditions of this grant. The
     Committee may amend or modify this Option in any manner to the extent that the Committee would have had the authority under the Plan initially to grant such Option, provided that no such amendment or modification shall directly or indirectly impair or otherwise adversely affect your rights under this Agreement without your prior written consent. Except as in accordance with the two immediately preceding sentences, this Agreement may be amended, modified or supplemented only by an instrument in writing signed by both parties hereto.

         (B) GOVERNING LAW. All matters regarding or affecting the relationship of the Company and its stockholders shall be governed by the General
     Corporation Law of the State of Maryland. All other matters arising under this Agreement shall be governed by the internal laws of the State of New
     York, including matters of validity, construction and interpretation. You and the Company agree that all claims in respect of any action or proceeding arising out of or relating to this Agreement shall be heard or determined in any state or federal court sitting in New York, New York and you and the Company agree to submit to the jurisdiction of such courts, to bring all such actions or proceedings in such courts and to waive any defense of inconvenient forum to such actions or proceedings. A final judgment in any action or proceeding so brought shall be conclusive and may be enforced in any manner provided by law. Notwithstanding the foregoing, any matter also covered by, or dependent upon any interpretation under, the
     Employment Agreement shall be resolved pursuant to the arbitration provisions of Section 20 thereof.

                                       4

         (C) SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, this
     Agreement will bind and inure to the benefit of the respective successors and permitted assigns and heirs and legal representatives of the parties hereto whether so expressed or not.

         (D) SEVERABILITY. Whenever feasible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

     14. SECTION 409A. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with
Section 409A of the Internal Revenue Code of 1986, as amended, and the
Department of Treasury Regulations and other interpretive guidance issued thereunder ("SECTION 409A"). Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder would otherwise be taxable to you under Section 409A, the Company may
(a), provided it reasonably determines that any such amendments are likely to be effective, adopt such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes under such Section.

                            [signature page follows]

                                      5

     In witness whereof, the parties hereto have executed and delivered this agreement.

                                        COACH, INC.

                                        ----------------------------------
                                        Felice Schulaner
                                        Senior Vice President of Human Resources

                                        Date:  November 8, 2005

     I ACKNOWLEDGE THAT I HAVE READ AND UNDERSTAND THE TERMS AND CONDITIONS OF
THIS AGREEMENT AND OF THE PLAN AND I AGREE TO BE BOUND THERETO.

                                        OPTIONEE:

                                        ----------------------------------
                                        MICHAEL F. DEVINE, III

                                        SSN:
                                            ------------------------------
                                        Date:  November 8, 2005

                                       6

                                                                       EXHIBIT C
                                                                       ---------

                                      COACH
                            2000 STOCK INCENTIVE PLAN
        RETENTION RESTRICTED STOCK UNIT AWARD GRANT NOTICE AND AGREEMENT

Michael F. Devine, III

        Coach, Inc. (the "COMPANY") is pleased to confirm that you have been granted a restricted stock unit award (the "AWARD"), effective as of NOVEMBER 8,
2005 (the "AWARD DATE"), as provided in this agreement (the "AGREEMENT")
pursuant to the Coach, Inc. 2000 Stock Incentive Plan (the "PLAN"). The
restricted stock units ("RSUs") subject to this Award are the "RETENTION RSUs"
as defined in that certain Employment Agreement entered into by and between you and the Company effective as of NOVEMBER 8, 2005 (the "EMPLOYMENT AGREEMENT").

        1. AWARD. Subject to the restrictions, limitations and conditions as described below, the Company hereby awards to you as of the Award Date:

                                  38,101 RSUs

which are considered Awards of Restricted Stock under the Plan. Each RSU represents the right to receive one share of Coach, Inc. common stock upon the satisfaction of terms and conditions set forth in this Agreement and the Plan.
While the restrictions are in effect, the RSUs are not transferable by the
Participant by means of sale, assignment, exchange, pledge, or otherwise.

        2. VESTING. The RSUs will remain restricted and may not be sold or transferred by you until they have become vested pursuant to the terms of this
Agreement. Subject to Section 4 below (a) 20% of the RSUs shall become vested on
EACH OF JUNE 30, 2008 AND JUNE 30, 2009 and (b) the remaining 60% of the RSUs shall become vested on JUNE 30, 2010. Each of June 30, 2008, June 30, 2009 and
June 30, 2010 shall be referred to herein as a "VESTING DATE."

        3. DISTRIBUTION OF THE AWARD. As soon as reasonably practicable following each Vesting Date, the Human Resources and Corporate Governance
Committee (the "COMMITTEE") of the Company's Board of Directors will release the portion of the Award that has become vested as of such Vesting Date. Applicable withholding taxes will be settled by withholding a number of shares of Coach,
Inc. common stock with a market value not less than the amount of such taxes, and a stock certificate for the net number of shares of Coach, Inc. common stock distributed will be delivered to you; provided, that in the event that the
Company is liquidated in bankruptcy, (a) the Committee will not release shares of Coach, Inc. common stock pursuant to the Award and (b) all payments made pursuant to the Award will be made in cash equal to the fair market value per share of Coach, Inc. common stock on the distribution date multiplied by the number of RSUs.

        4. TERMINATION OF EMPLOYMENT.

                (a) DEATH OR DISABILITY. If you cease active employment with the
        Company because of your death or "DISABILITY" (as defined in the
        Employment Agreement), any portion of the Award that has not become vested on or prior to the date of such termination shall thereupon be forfeited; provided, that in the alternative the Committee may, in its sole discretion, cause all or any portion of the Award to become vested effective as of the date of such termination.

                (b) TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. Except as
        otherwise provided in Section 4(d) with respect to certain terminations of employment in connection with a Change in Control, if your employment is terminated by the Company without "CAUSE" (as defined in the
        Employment Agreement) or by you for "GOOD REASON" (as defined in the
        Employment Agreement), then any portion of the Award that has not become vested on or prior to the date of such termination shall continue to become vested as of the dates set forth in Section 2.

                (c) TERMINATION FOR CAUSE OR WITHOUT GOOD REASON. If your
        employment is terminated by the Company for Cause or by you without Good
        Reason (including without limitation by reason of your retirement), then any portion of the Award that has not become vested on or prior to the date of such termination shall thereupon be forfeited.

                (d) CERTAIN TERMINATIONS OF EMPLOYMENT IN CONNECTION WITH A
        CHANGE IN CONTROL. Notwithstanding Section 4(b), if your employment is terminated by the Company without Cause or by you for Good Reason within six months prior to a "CHANGE IN CONTROL" (as defined in the Employment
        Agreement) or during the 12 month period immediately following such
        Change in Control, then the Award shall become fully vested effective immediately prior to the date of such termination.

        5. FORFEITURE. Notwithstanding anything contained in this Agreement to the contrary, the Award shall be subject to Section 11 of the Employment
Agreement. Accordingly, if you (a) violate any of the covenants set forth in
Section 9(a) or 9(b) of the Employment Agreement, or (b) materially violate any of the covenants set forth in Section 9(c), 9(e) or 9(f) of the Employment
Agreement, then pursuant to Section 11 of the Employment Agreement (i) any portion of the Award that has not become vested prior to the date of such breach shall thereupon be forfeited and (ii) you shall be required to pay to the
Company the amount of all "RETENTION RSU GAIN" (as defined in the Employment
Agreement). You shall also be required to pay to the Company the amount of all
Retention RSU Gain upon the occurrence of those certain events described in
Section 11(b) of the Employment Agreement.

        6. AWARD NOT TRANSFERABLE. The Award will not be assignable or transferable by you, other than by a qualified domestic relations order or by will or by the

                                        2

laws of descent and distribution, and will be exercisable during your lifetime only by you (or your legal guardian or personal representative).

        7. TRANSFERABILITY OF AWARD SHARES. The shares you will receive under the Award on or following the applicable Vesting Date generally are freely tradable in the United States. However, you may not offer, sell or otherwise dispose of any shares in a way which would: (a) require the Company to file any registration statement with the Securities and Exchange Commission (or any similar filing under state law or the laws of any other country) or to amend or supplement any such filing or (b) violate or cause the Company to violate the
Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, any other state or federal law, or the laws of any other country.
The Company reserves the right to place restrictions required by law on any shares of Coach, Inc. common stock received by you pursuant to the Award.

        8. CONFORMITY WITH THE PLAN. The Award is intended to conform in all respects with, and is subject to applicable provisions of, the Plan.
Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. By your acceptance of this Agreement, you agree to be bound by all of the terms of this Agreement and the Plan.

        9. NO RIGHTS TO CONTINUED EMPLOYMENT. Nothing in this Agreement confers any right on you to continue in the employ of the Coach Companies or affects in any way the right of any of the Coach Companies to terminate your employment at any time with or without cause.

        10. MISCELLANEOUS.

                (a) AMENDMENT OR MODIFICATIONS. The grant of the Award is
        documented by the minutes of the Committee, which records are the final determinant of the number of shares granted and the conditions of this grant. The Committee may amend or modify the Award in any manner to the extent that the Committee would have had the authority under the Plan initially to grant such Award, provided that no such amendment or modification shall directly or indirectly impair or otherwise adversely affect your rights under this Agreement without your prior written consent. Except as in accordance with the two immediately preceding sentences, this Agreement may be amended, modified or supplemented only by an instrument in writing signed by both parties hereto.

                (b) GOVERNING LAW. All matters regarding or affecting the
        relationship of the Company and its stockholders shall be governed by the General Corporation Law of the State of Maryland. All other matters arising under this Agreement shall be governed by the internal laws of the State of New York, including matters of validity, construction and interpretation. You and the Company agree that all claims in respect of any action or proceeding arising out of or relating to this Agreement shall be heard or determined in any state or federal court sitting in
        New York, New York and you and the Company agree to submit to the jurisdiction of such courts, to bring all such actions or proceedings

                                       3

        in such courts and to waive any defense of inconvenient forum to such actions or proceedings. A final judgment in any action or proceeding so brought shall be conclusive and may be enforced in any manner provided by law. Notwithstanding the foregoing, any matter covered by, or dependent upon any interpretation under, the Employment Agreement shall be resolved pursuant to the arbitration provisions of Section 20 thereof.

                (c) SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, this Agreement will bind and inure to the benefit of the respective successors and permitted assigns and heirs and legal representatives of the parties hereto whether so expressed or not.

                (d) SEVERABILITY. Whenever feasible, each provision of this
        Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

        11. SECTION 409A. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with
Section 409A of the Internal Revenue Code of 1986, as amended, and the
Department of Treasury Regulations and other interpretive guidance issued thereunder ("SECTION 409A"). Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder would otherwise be taxable to you under Section 409A, the Company may
(a), provided it reasonably determines that any such amendments are likely to be effective, adopt such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes under such Section.

                                               [signature page follows]

                                        4

        In witness whereof, the parties hereto have executed and delivered this agreement.

                                        COACH, INC.

                                        ----------------------------------------
                                        Felice Schulaner
                                        Senior Vice President of Human Resources
                                        Date: November 8, 2005

        I ACKNOWLEDGE THAT I HAVE READ AND UNDERSTAND THE TERMS AND CONDITIONS
OF THIS AGREEMENT AND OF THE PLAN AND I AGREE TO BE BOUND THERETO.

                                        AWARD RECIPIENT:

                                        ----------------------------------------
                                        MICHAEL F. DEVINE, III

                                        SSN:
                                             -----------------------------------
                                        Date:  November 8, 2005

                                        6

                                                                       EXHIBIT D

                        SEPARATION AND RELEASE AGREEMENT

         Coach, Inc. and its subsidiaries (collectively, the "COMPANY") and
Michael F. Devine, III ("EXECUTIVE") enter into this Separation and Release
Agreement ("AGREEMENT"), which was received by Executive on the _______ day of
____________, 200__, signed by Executive on the date shown below Executive's signature on the last page of this Agreement and is effective eight days (8)
after the date of execution by Executive unless employee revokes the agreement before that date, for and in consideration of the promises made among the parties and other good and valuable consideration as follows:

                              W I T N E S S E T H:
                              -------------------

         WHEREAS,  Executive has been  employed by the Coach,  Inc. as Senior
Vice  President  and Chief  Financial Officer;

         WHEREAS, Executive and the Company have agreed that Executive's employment with the Company [will terminate as of] [has terminated as of]
[termdate;] and

         WHEREAS, Executive and the Company have negotiated and reached an agreement with respect to all rights, duties and obligations arising between them, including, but in no way limited to, any rights, duties and obligations that have arisen or might arise out of or are in any way related to Executive's employment with the Company and the conclusion of that employment.

         NOW, THEREFORE, in consideration of the covenants and mutual promises herein contained, it is agreed as follows:

          1. Separation Date. Until [termdate,] (the "SEPARATION DATE"),
     Executive [shall continue][has continued] as an employee of the Company and shall receive the same compensation and benefits he presently receives.
     Executive agrees to resign his employment and all appointments he holds with the Company and its affiliates effective on the Separation Date.
     Executive understands and agrees that his employment with the Company will conclude on the close of business on the Separation Date.

          2. Severance Payments and Benefits.

               (a) The Company hereby agrees to pay Executive all amounts due and payable, and to provide the Executive with all benefits and perquisites required, pursuant to Section 7 of that certain Employment
          Agreement effective as of November 8, 2005 by and between Coach, Inc.
          and the Executive (the "EMPLOYMENT AGREEMENT").

               (b) In the event of the Executive's death prior to the payment of any amount payable pursuant to Section 7 of the Employment Agreement, such amount shall be payable to Executive's estate and, except to the extent benefits

          contemplated herein are provided by their terms to Executive's heirs and beneficiaries, the Company shall have no further obligations to
          Executive's beneficiaries under this Agreement (other than Section 8 and 13 of the Employment Agreement).

               (c) The severance payments shall cease if the Executive becomes reemployed by the Company or any enterprise in which Coach, Inc. owns a controlling interest.

          3. Receipt of Other Compensation. Executive acknowledges and agrees that, other than as specifically set forth in this Agreement, including without limitation the provisions of the Employment Agreement set forth herein, Executive is not and will not be due any compensation, including, but not limited to, compensation for unpaid salary (except for amounts unpaid and owing for Executive's employment with the Company and its affiliates prior to the Separation Date), severance and unused vacation time or vacation pay from the Company or any of its affiliates, except for amounts unpaid but accrued in accordance with Section 7(a) of the
     Employment Agreement, and as of and after the Separation Date, except as provided herein and as set forth in accordance with Section 7, 8 or 13 of the Employment Agreement, Executive will not be eligible to participate in any of the benefit plans of the Company or any of its affiliates, including, without limitation, the Company's Savings and Profit Sharing
     Plan, travel accident insurance, personal accident insurance, accidental death and dismemberment insurance and short-term and long-term disability insurance. Executive will be entitled to receive benefits, which are vested and accrued prior to the Separation Date pursuant to the employee benefit plans of the Company. The Company shall promptly reimburse Executive for business expenses incurred in the ordinary course of Executive's employment on or before the Separation Date, but not previously reimbursed, provided the Company's policies of documentation and approval are satisfied.

          4. Annual Bonus. Executive shall receive [INSERT PRO RATA PORTION] of
     Executive's bonus earned under the Performance-Based Annual Incentive Plan of the Company for the [####] fiscal year as a result of Executive's employment with the Company during the [####] fiscal year. For purposes of calculating the bonus, the Company will use Executive's actual financial or other quantitative performance criteria to determine the Executive's bonus.
     With respect to any discretionary, non-quantitative component of the bonus, the Company will assume a [SE/EE/ME] level of performance by the Executive.
     The bonus payment provided for in this Paragraph 4 shall be in lieu of, not in addition to, all bonuses payable to the Executive and shall be paid to
     Executive on the same date or dates on which active participants under such bonus plan are paid bonuses for the applicable bonus periods. The bonus payment, if any, made by the Company shall be reduced by applicable withholding and other customary payroll deductions. Executive shall not be entitled to participate in any annual bonus plan of the Company for any fiscal year ending after the [####] fiscal year.

          5. Stock Options. Notwithstanding any other provision of this
     Agreement, Executive's Stock Options, Retention Stock Units and any other equity compensation awards shall be treated pursuant to the written terms and conditions of the applicable

                                       2

     grant agreement and in accordance with Section 7 of the Employment
     Agreement including without limitation any provisions therein with regard to termination, forfeiture, or claw back. Executive shall not be entitled to receive any new stock option grants, including Restoration stock options, after the Separation Date.

          6. Health Insurance Continuation, Universal Life. Executive's
     participation in the employee benefit plans available to the Executives of
     Coach, Inc. shall cease as of the Separation Date except as continued in accordance with Section 7 of the Employment Agreement; however, Executive shall have the right, at Executive's expense, to exercise such conversion privileges as may be available under such plans. The Company shall cease paying premiums for the individual universal life insurance policy provided to Executive by the Company under the Executive Life Insurance Plan as of the Separation Date; however, Executive may, at Executive's election, keep the policy in effect after the Separation Date by paying the premiums therefor as they come due. The Company will continue to provide the
     Executive with all health and welfare benefits and perquisites which he was participating in for the duration stated in Section 7 of the Employment
     Agreement, as applicable. When such Company benefits cease, Executive shall be eligible to elect COBRA continuation coverage under the group medical and dental plan available to the Executives of Coach, Inc. The premium charged during the period stated in Section 7 of the Employment Agreement shall be at the same rate charged an active employee of the Company for similar coverage. The premium charged for COBRA continuation coverage after the end of the period stated in Section 7 of the Employment Agreement shall be entirely at Executive's expense and may be different from the premium charged during the period stated in Section 7 of the Employment Agreement.
     Executive's COBRA continuation coverage shall terminate in accordance with the COBRA continuation of coverage provisions under the group medical and dental plans of the Company.

          7. [Automobile. Executive may continue to use the automobile provided to Executive by the Company in accordance with the terms of the Company's leased automobile policy until the earlier of (i) the end of the period during which severance is payable pursuant to Section 7 of the Employment
     Agreement, (ii) the date on which Executive accepts full-time employment with another employer or (iii) the end of the lease term and provided further that the Company shall only be responsible for the lease payments and insurance; Executive shall be responsible for all other operating expenses, including all fuel and maintenance expenses related to the automobile. Executive shall have the option to purchase the automobile at any time during the term of this Agreement or upon the termination of this
     Agreement. In the event the Executive elects to purchase the automobile, the purchase price shall be determined in accordance with the Company's current policy. During the term of this lease, the Company shall continue to insure or provide insurance (including collision, comprehensive and liability) for the automobile.]

          8. Other Benefits. Executive will be entitled to fulfillment of any matching grant obligations under the Company's Matching Grants Program with respect to commitments made by Executive prior to the Separation Date.

                                       3

          9. Non-Solicitation, Non-Competition, Confidentiality,
     Non-Disparagement. Section 9 of the Employment Agreement shall continue to apply and shall be deemed made a part hereof as if set forth herein in full. In the event of a breach of such section, all provisions of the
     Employment Agreement concerning such a breach shall apply (including without limitation Sections 10 and 11).

          10. Overpayments, Employee Reimbursements and Return of Company
     Property. Executive agrees to repay any overpayment of severance payments, vacation payments, or other amount miscalculated hereunder to which
     Employee is not expressly entitled under the terms of this Agreement
     ("SEVERANCE OVERPAYMENT"). Executive expressly agrees that the Company may reconcile or set off any Severance Overpayment against any remaining unpaid severance payments or other severance pay, including vacation, due under this Agreement, or against any amounts due to Executive under any Company non-qualified plans.

          11. Employment Agreement Provisions. Sections 8, 9, 13 and 20 of the
     Employment Agreement shall continue to apply and shall be deemed made a part hereof as if set forth herein in full.

          12. Release.

               (a) Executive on behalf of himself, his heirs, executors,
          administrators and assigns, does hereby knowingly and voluntarily release, acquit and forever discharge the Company and any affiliates, successors, assigns and past, present and future directors, officers, employees, trustees and shareholders (the "RELEASED PARTIES") from and against any and all charges, complaints, claims, cross-claims, third-party claims, counterclaims, contribution claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, which, at any time up to and including the date thereof, exists, have existed, or may arise from any matter whatsoever occurring, including, but not limited to, any claims arising out of or in any way related to
          Executive's employment with the Company or its affiliates and the conclusion thereof, which Executive, or any of his heirs, executors, administrators and assigns and affiliates and agents ever had, now has or at any time hereafter may have, own or hold against the Company or any affiliates, legal representatives, successors and assigns, past, present and future directors, officers, employees, trustees and shareholders. Executive acknowledges that in exchange for this release, the Company is providing Executive with total consideration, financial or otherwise, which exceeds what Executive would have been given without the release. By executing this Agreement, Executive is waiving all claims against the Company and its related persons arising under federal, state and local labor and antidiscrimination laws and any other restriction on the right to terminate employment, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, as amended, and the Human Rights Act, as amended. Nothing herein shall release any party from

                                       4

          any obligation under this Agreement. Notwithstanding anything herein to the contrary, Executive expressly reserves and does not release his rights of indemnification to which he is entitled under Section 13 of the Employment Agreement, or any other rights of indemnification with regard to his service as an officer and director of the Company and its subsidiaries and its affiliates and any benefit plan, or his rights to, and under, director and officer liability insurance coverage.

               (b) EXECUTIVE SPECIFICALLY WAIVES AND RELEASES THE COMPANY FROM
          ALL CLAIMS EXECUTIVE MAY HAVE AS OF THE DATE EXECUTIVE SIGNS THIS
          AGREEMENT REGARDING CLAIMS OR RIGHTS ARISING UNDER THE AGE
          DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, 29 U.S.C. ss.
          621 ("ADEA"). EXECUTIVE FURTHER AGREES: (A) THAT EXECUTIVE'S WAIVER OF
          RIGHTS UNDER THIS RELEASE IS KNOWING AND VOLUNTARY AND IN COMPLIANCE
          WITH THE OLDER WORKER'S BENEFIT PROTECTION ACT OF 1990; (B) THAT
          EXECUTIVE UNDERSTANDS THE TERMS OF THIS RELEASE; (C) THAT THE
          SEVERANCE PAYMENTS AND OTHER BENEFITS CALLED FOR IN THIS AGREEMENT
          WOULD NOT BE PROVIDED TO ANY EXECUTIVE TERMINATING HIS OR HER
          EMPLOYMENT WITH THE COMPANY WHO DID NOT SIGN A RELEASE SIMILAR TO THIS
          RELEASE, THAT SUCH PAYMENTS AND BENEFITS WOULD NOT HAVE BEEN PROVIDED
          HAD EXECUTIVE NOT SIGNED THIS RELEASE, AND THAT THE PAYMENTS AND
          BENEFITS ARE IN EXCHANGE FOR THE SIGNING OF THIS RELEASE; (D) THAT
          EXECUTIVE HAS BEEN ADVISED IN WRITING BY THE COMPANY TO CONSULT WITH
          AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE; (E) THAT THE COMPANY HAS
          GIVEN EXECUTIVE A PERIOD OF AT LEAST TWENTY-ONE (21) DAYS WITHIN WHICH
          TO CONSIDER THIS RELEASE; (F) THAT EXECUTIVE REALIZES THAT FOLLOWING
          EXECUTIVE'S EXECUTION OF THIS RELEASE, EXECUTIVE HAS SEVEN (7) DAYS IN
          WHICH TO REVOKE THIS RELEASE BY WRITTEN NOTICE TO THE UNDERSIGNED, AND
          (G) THAT THIS ENTIRE AGREEMENT SHALL BE VOID AND OF NO FORCE AND
          EFFECT IF EXECUTIVE CHOOSES TO SO REVOKE, AND IF EXECUTIVE CHOOSES NOT
          TO SO REVOKE, THAT THIS AGREEMENT AND RELEASE THEN BECOME EFFECTIVE
          AND ENFORCEABLE.

          13. Covenant Not to Sue. To the maximum extent permitted by law,
     Executive covenants not to sue or to institute or cause to be instituted any action in any federal, state, or local agency or court against any of the Released Parties, with regard to any of the claims released in paragraph 12 of this Agreement. In the event of Executive's breach of the terms of this provision, without prejudice to the Company's other rights and remedies available at law or in equity, except as prohibited by law,
     Executive shall be liable for all costs and expenses (including, without limitation, reasonable attorney's fees and legal expenses) incurred by the
     Company as a result of such breach. Notwithstanding the foregoing, nothing herein shall prevent Executive or the Company

                                       5

     from instituting any action required to enforce the terms of this
     Agreement. In addition, nothing herein shall be construed to prevent
     Executive from enforcing any rights Executive may have under the Executive
     Retirement Income Security Act of 1974, commonly known as ERISA.

          14. Recommendations. The Company's executive officers will provide references for Executive to any prospective employer of the Executive who contacts the Company's executive officers in accordance with the Company's reference policy. The Company represents that it and its executive officers have no current knowledge concerning any issues that would affect the ability of the Company and its executive officers to provide such references.

          15. Executive's Understanding. Executive acknowledges by signing this
     Agreement that Executive has read and understands this document, that
     Executive has had an opportunity to review this Agreement, that Executive has conferred with or had opportunity to confer with Executive's attorney regarding the terms and meaning of this Agreement, that Executive has had sufficient time to consider the terms provided for in this Agreement, that no representatives or inducements have been made to Executive except as set forth in this Agreement, and that Executive has signed the same KNOWINGLY
     AND VOLUNTARILY.

          16. Non-Reliance. Executive represents to the Company and the Company represents to Executive that in executing this Agreement they do not rely and have not relied upon any representation or statement not set forth herein made by the other or by any of the other's agents, representatives or attorneys with regard to the subject matter, basis or effect of this
     Agreement or otherwise.

          17. Severability of Provisions. In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement are held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

          18. Non-Admission of Liability. Executive agrees that neither this
     Agreement nor the performance by the parties hereunder constitutes an admission by any of the Released Parties of any violation of any federal, state or local law, regulation, common law, breach of any contract, or any wrongdoing of any type.

          19. Non-Assignability. The rights and benefits available under this
     Agreement are personal to Executive and such rights and benefits shall not be subject to assignment, alienation or transfer, except to the extent such rights and benefits are lawfully available to the estate or beneficiaries of Executive upon death.

          20. Entire Agreement. This Agreement sets forth all the terms and conditions with respect to compensation, remuneration of payments and benefits due Executive from

                                       6

     the Company and supersedes and replaces any and all other agreements or understandings Executive may have had with respect thereto. It may not be modified or amended except in writing and signed by both the Executive and an authorized representative of the Company.

          21. Notices. Any notice to be given hereunder shall be in writing and shall be deemed given when mailed by certified mail, return receipt requested, addressed as follows:

                           To Executive at:
                           Michael F. Devine, III
                           at the last known address on Company record

                           To the Company at:
                           Coach, Inc.
                           516 West 34th Street
                           New York, New York  10001
                           Attention:  General Counsel

                                        7

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the
In witness whereof, the parties hereto have executed and delivered this agreement.

                                           COACH, INC.

                                           -------------------------------------

                                           Date:  ______________________________

         Accepted and agreed to.

                                           EXECUTIVE:

                                           -------------------------------------
                                           Michael F. Devine, III

                                           SSN: ________________________________

                                           Date:  ______________________________

                                        8